Exhibit 99.1

PRESS RELEASE
Investor Contact:

AngioDynamics, Inc.
Stephen Trowbridge, Executive Vice President & CFO
(518) 795-1408

AngioDynamics Reports Fiscal 2022 First Quarter Financial Results; Updates Guidance
Fiscal 2022 First Quarter Highlights
•	Net sales of $77.0 million increased 9.6% compared to the prior-year quarter
•	Gross margin of 52.1% increased 120 basis points year over year
•	GAAP loss per share of $0.18, and adjusted loss per share of $0.02
•	The Company commenced a Limited Market Release of its AlphaVac Mechanical Thrombectomy device in September

Latham, New York, September 30, 2021 – AngioDynamics, Inc. (NASDAQ: ANGO), a leading provider of innovative, minimally invasive medical devices for vascular access, peripheral vascular disease, and oncology, today announced financial results for the first quarter of fiscal year 2022, which ended August 31, 2021.

“We had a solid first quarter, and our team continues to deliver strong revenue performance and invest in our growth drivers while advancing our ongoing transformation,” commented Jim Clemmer, President and Chief Executive Officer of AngioDynamics. “We remain committed to investing in our Med Tech platforms to drive sustainable growth while managing through COVID-related headwinds to both our revenue and gross margin. Auryon and NanoKnife accelerated their strong trajectories while continuing to gain support from clinicians, and we commenced the limited market release of our AlphaVac mechanical thrombectomy device. I am excited about the future of AngioDynamics, as our team continues to execute against the strategic plan that we laid out at our Investor & Technology Day.”

First Quarter 2022 Financial Results

Net sales for the first quarter of fiscal 2022 were $77.0 million, an increase of 9.6% compared to the prior-year quarter.

Foreign currency translation did not have a significant impact on the Company's sales in the quarter.

Med Tech net sales were $17.6 million, a 68.0% increase from $10.5 million in the year-ago period, while Med Device net sales were $59.4 million, roughly flat compared to $59.7 million in the year ago period, which included the previously disclosed non-recurring $5.2 million order from the National Health Service (NHS) in the UK. Med Tech includes the Auryon platform, mechanical thrombectomy and the NanoKnife irreversible electroporation platform.

•    Endovascular Therapies (formerly Vascular Interventions and Therapies) net sales were $38.1 million, an increase of 27.5%, compared to $29.9 million a year ago. Growth was driven by broad strength across the business relative to the prior-year period, led by sales of the Auryon platform of $5.9 million.

•    Oncology net sales were $14.0 million, an increase of 13.9%, compared to $12.3 million in the prior-year period. The year-over-year growth was primarily due to increased sales of both NanoKnife capital and disposables, partially offset by continued softness in our international markets.

•    Vascular Access net sales were $25.0 million, a decline of 11.2%, compared to $28.1 million a year ago. Excluding the non-recurring $5.2 million NHS sale in the year-ago period, Vascular Access revenue increased 9.0%.

U.S. net sales in the first quarter of fiscal 2022 were $64.5 million, an increase of 19.1% from $54.1 million a year ago. International net sales were $12.5 million, a decrease of 22.4%, compared to $16.1 million a year ago.

Gross margin for the first quarter of fiscal 2022 was 52.1%, an increase of 120 basis points compared to the first quarter of fiscal 2021, which included costs related to the Company’s COVID-related operating plan that did not recur in the first quarter of fiscal 2022. During the quarter, gross margin was negatively impacted by macro forces including labor shortages and increased expenses for labor, raw materials and freight. Gross margins also continued to be impacted by Auryon startup costs.

The Company recorded a net loss of $7.0 million, or a loss per share of $0.18, in the first quarter of fiscal 2022. This compares to a net loss of $4.3 million, or a loss per share of $0.11, a year ago.

Excluding the items shown in the non-GAAP reconciliation table below, adjusted net loss for the first quarter of fiscal 2022 was $0.9 million, and adjusted loss per share was

$0.02, compared to adjusted net income in the prior-year period of $0.6 million and adjusted earnings per share of $0.02.

Adjusted EBITDA in the first quarter of fiscal 2022, excluding the items shown in the reconciliation table below, was $3.6 million, compared to $4.5 million in the first quarter of fiscal 2021.

During the first quarter of fiscal 2022, the Company made a tuck-in acquisition of a support catheter product for use in conjunction with the Auryon atherectomy platform.  The Company drew $5.0 million against its revolving credit facility during the quarter to fund this acquisition.

In the first quarter of fiscal 2022, the Company used $8.9 million in operating cash, had capital expenditures of $1.0 million and additions to Auryon placement and evaluation units of $4.5 million. As of August 31, 2021, the Company had $35.5 million in cash and cash equivalents compared to $48.2 million in cash and cash equivalents on May 31, 2021. The Company had debt outstanding of $25.0 million on August 31, 2021 compared to $20.0 million on May 31, 2021.

Updating Fiscal Year 2022 Financial Guidance

The Company now expects its fiscal year 2022 net sales to be in the range of $310 to $315 million, an increase from its prior guidance of $305 to $310 million. The Company expects gross margin to be approximately 55.0% and adjusted earnings per share in the range of $0.00 to $0.05 as it continues to invest in new product launches to drive future growth.

Conference Call

The Company's management will host a conference call today at 8:00 a.m. ET to discuss its first quarter results.

To participate in the conference call, dial 1-877-407-0784 (domestic) or +1-201-689-8560 (international) and refer to the passcode 13723182.

This conference call will also be webcast and can be accessed from the “Investors” section of the AngioDynamics website at www.angiodynamics.com. The webcast replay of the call will be available at the same site approximately one hour after the end of the call.

A recording of the call will also be available from 11:00 a.m. ET on Thursday, September 30, 2021, until 11:59 p.m. ET on Thursday, October 7, 2021. To hear this recording, dial 1-844-512-2921 (domestic) or +1-412-317-6671 (international) and enter the passcode 13723182.

Use of Non-GAAP Measures

Management uses non-GAAP measures to establish operational goals and believes that non-GAAP measures may assist investors in analyzing the underlying trends in AngioDynamics' business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this news release, AngioDynamics has reported adjusted EBITDA, adjusted net income and adjusted earnings per share. Management uses these measures in its internal analysis and review of operational performance. Management believes that these measures provide investors with useful information in comparing AngioDynamics' performance over different periods. By using these non-GAAP measures, management believes that investors get a better picture of the performance of AngioDynamics' underlying business. Management encourages investors to review AngioDynamics' financial results prepared in accordance with GAAP to understand AngioDynamics' performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on AngioDynamics' financial results. Please see the tables that follow for a reconciliation of non-GAAP measures to measures prepared in accordance with GAAP.

About AngioDynamics, Inc.

AngioDynamics, Inc. is a leading provider of innovative, minimally invasive medical devices used by professional healthcare providers for vascular access, peripheral vascular disease, and oncology. AngioDynamics' diverse product lines include market-leading ablation systems, vascular access products, angiographic products and accessories, drainage products, thrombolytic products, and venous products. For more information, visit www.angiodynamics.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding AngioDynamics' expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as "expects," "reaffirms," "intends," "anticipates," "plans," "believes," "seeks," "estimates," “projects”, "optimistic," or variations of such words and similar expressions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Investors are cautioned that actual events or results may differ materially from AngioDynamics' expectations, expressed or implied. Factors that may affect the actual results achieved by AngioDynamics include, without limitation, the scale and scope of the COVID-19 global pandemic, the ability of AngioDynamics to develop its existing and new products, technological advances and patents attained by competitors, infringement of AngioDynamics' technology or assertions that

AngioDynamics' technology infringes the technology of third parties, the ability of AngioDynamics to effectively compete against competitors that have substantially greater resources, future actions by the FDA or other regulatory agencies, domestic and foreign health care reforms and government regulations, results of pending or future clinical trials, overall economic conditions, the results of on-going litigation, challenges with respect to third-party distributors or joint venture partners or collaborators, the results of sales efforts, the effects of product recalls and product liability claims, changes in key personnel, the ability of AngioDynamics to execute on strategic initiatives, the effects of economic, credit and capital market conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, the ability of AngioDynamics to obtain regulatory clearances or approval of its products, or to integrate acquired businesses, as well as the risk factors listed from time to time in AngioDynamics' SEC filings, including but not limited to its Annual Report on Form 10-K for the year ended May 31, 2021. AngioDynamics does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

In the United States, the NanoKnife System has received a 510(k) clearance by the Food and Drug Administration for use in the surgical ablation of soft tissue and is similarly approved for commercialization in Canada, the European Union, and Australia. The NanoKnife System has not been cleared for the treatment or therapy of a specific disease or condition.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

	Three Months Ended
	Aug 31, 2021	Aug 31, 2020
	(unaudited)

Net sales	$76,971	$70,216
Cost of sales (exclusive of intangible amortization)	36,832	34,452
Gross profit	40,139	35,764
% of net sales	52.1%	50.9%

Operating expenses
Research and development	7,394	9,009
Sales and marketing	24,446	17,705
General and administrative	8,943	8,557
Amortization of intangibles	4,821	4,953
Change in fair value of contingent consideration	195	(657)
Acquisition, restructuring and other items, net	2,440	1,319
Total operating expenses	48,239	40,886
Operating loss	(8,100)	(5,122)
Interest expense, net	(156)	(215)
Other income (expense), net	(352)	524
Total other income (expense), net	(508)	309
Loss before income tax benefit	(8,608)	(4,813)
Income tax benefit	(1,636)	(545)
Net loss	$(6,972)	$(4,268)

Loss per share
Basic	$(0.18)	$(0.11)
Diluted	$(0.18)	$(0.11)

Weighted average shares outstanding
Basic	38,734	38,157
Diluted	38,734	38,157

ANGIODYNAMICS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(in thousands, except per share data)

Reconciliation of Net Loss to non-GAAP Adjusted Net Income (Loss):

	Three Months Ended
	Aug 31, 2021	Aug 31, 2020
	(unaudited)

Net loss	$(6,972)	$(4,268)

Amortization of intangibles	4,821	4,953
Change in fair value of contingent consideration	195	(657)
Acquisition, restructuring and other items, net (1)	2,440	1,319
Tax effect of non-GAAP items (2)	(1,371)	(729)
Adjusted net income (loss)	$(887)	$618

Reconciliation of Diluted Loss Per Share to non-GAAP Adjusted Diluted Earnings (Loss) Per Share:

	Three Months Ended
	Aug 31, 2021	Aug 31, 2020
	(unaudited)

Diluted loss per share	$(0.18)	$(0.11)

Amortization of intangibles	0.12	0.13
Change in fair value of contingent consideration	0.01	(0.02)
Acquisition, restructuring and other items, net (1)	0.06	0.03
Tax effect of non-GAAP items (2)	(0.03)	(0.01)
Adjusted diluted earnings (loss) per share	$(0.02)	$0.02

Adjusted diluted sharecount (3)	38,734	38,191

(1) Includes costs related to merger and acquisition activities, restructuring, and unusual items, including asset impairments and write-offs, certain litigation, and other items.
(2) Adjustment to reflect the income tax provision on a non-GAAP basis has been calculated assuming no valuation allowance on the Company's U.S. deferred tax assets and an effective tax rate of 23% for the periods ended August 31, 2021 and 2020.

(3) Diluted shares may differ for non-GAAP measures as compared to GAAP due to a GAAP loss.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION (Continued)
(in thousands, except per share data)

Reconciliation of Net Loss to Adjusted EBITDA:

	Three Months Ended
	Aug 31, 2021	Aug 31, 2020
	(unaudited)

Net loss	$(6,972)	$(4,268)

Income tax benefit	(1,636)	(545)
Interest expense, net	156	215
Depreciation and amortization	6,958	6,538
Change in fair value of contingent consideration	195	(657)
Stock based compensation	2,429	1,864
Acquisition, restructuring and other items, net (1)	2,440	1,319
Adjusted EBITDA	$3,570	$4,466

Per diluted share:
Adjusted EBITDA	$0.09	$0.12

(1) Includes costs related to merger and acquisition activities, restructuring, and unusual items, including asset impairments and write-offs, certain litigation, and other items.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
NET SALES BY PRODUCT CATEGORY AND BY GEOGRAPHY
(in thousands)

	Three Months Ended
	Aug 31, 2021	Aug 31, 2020	% Growth	Currency Impact	Constant Currency Growth

	(unaudited)
Net Sales
Med Tech	$17,619	$10,486	68.0%
Med Device	59,352	59,730	(0.6)%
	$76,971	$70,216	9.6%	(0.2)%	9.4%

Net Sales by Product Category
Endovascular Therapies	$38,058	$29,857	27.5%
Vascular Access	24,957	28,105	(11.2)%
Oncology	13,956	12,254	13.9%
	$76,971	$70,216	9.6%	(0.2)%	9.4%
	—	—

Net Sales by Geography
United States	$64,464	$54,108	19.1%
International	12,507	16,108	(22.4)%	(0.7)%	(23.1)%
	$76,971	$70,216	9.6%	(0.2)%	9.4%

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	Aug 31, 2021	May 31, 2021
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$35,472	$48,161
Accounts receivable, net	35,416	35,405
Inventories	49,305	48,614
Prepaid expenses and other	11,128	8,699
Total current assets	131,321	140,879
Property, plant and equipment, net	41,133	37,073
Other assets	12,925	13,193
Intangible assets, net	168,893	168,977
Goodwill	201,491	201,316
Total assets	$555,763	$561,438
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$22,687	$19,630
Accrued liabilities	26,892	35,459
Other current liabilities	2,518	2,495
Total current liabilities	52,097	57,584
Long-term debt, net of current portion	25,000	20,000
Deferred income taxes	18,397	19,955
Contingent consideration, net of current portion	15,936	15,741
Other long-term liabilities	8,383	8,701
Total liabilities	119,813	121,981
Stockholders' equity	435,950	439,457
Total Liabilities and Stockholders' Equity	$555,763	$561,438

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended
	Aug 31, 2021	Aug 31, 2020
	(unaudited)
Cash flows from operating activities:
Net loss	$(6,972)	$(4,268)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,997	6,577
Non-cash lease expense	602	666
Stock based compensation	2,429	1,864
Change in fair value of contingent consideration	195	(657)
Deferred income taxes	(1,690)	(620)
Change in accounts receivable allowances	(44)	460
Fixed and intangible asset impairments and disposals	30	90
Other	(46)	(432)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(36)	(2,706)
Inventories	(670)	7,247
Prepaid expenses and other	(3,354)	(3,559)
Accounts payable, accrued and other liabilities	(6,345)	(10,087)
Net cash used in operating activities	(8,904)	(5,425)
Cash flows from investing activities:
Additions to property, plant and equipment	(1,021)	(1,824)
Additions to placement and evaluation units	(4,471)	—
Cash paid in acquisition	(3,600)	—
Net cash used in investing activities	(9,092)	(1,824)
Cash flows from financing activities:
Proceeds from borrowings on long-term debt	5,000	—
Proceeds from exercise of stock options and employee stock purchase plan	446	491
Net cash provided by financing activities	5,446	491
Effect of exchange rate changes on cash and cash equivalents	(139)	252
Decrease in cash and cash equivalents	(12,689)	(6,506)
Cash and cash equivalents at beginning of period	48,161	54,435
Cash and cash equivalents at end of period	$35,472	$47,929